Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 30, 2010, in the Registration Statement (Form S-1) and related Prospectus of Energy and Power Solutions, Inc. and Subsidiaries to be filed with the Securities and Exchange Commission on or about March 30, 2010 for the registration of its common stock.

We also consent to the incorporation by reference therein of our report dated March 30, 2010 with respect to the financial statement schedule (Schedule II – Valuation and Qualifying Accounts) of Energy and Power Solutions, Inc. and Subsidiaries for the years ended December 31, 2009, 2008, and 2007 included in the Registration Statement (Form S-1) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP